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                                                                       EXHIBIT 5



September 18, 2001



Innovative Gaming Corporation of America
333 Orville Wright Court
Las Vegas, Nevada  89119

         RE:      REGISTRATION STATEMENT ON FORM S-8

Dear Ladies and Gentlemen:

         We have acted on behalf of Innovative Gaming Corporation of America (the "Company") in connection with the registration statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to an aggregate of 2,000,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), pursuant to the terms of the Company's 2001 Employee Stock Purchase Plan (the "Plan"). Upon the inspection of such corporate records and documents that we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota; and

         2. The Shares, when issued and paid for as contemplated under the Plan, and when delivered against payment therefor as contemplated under the Plan, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,


                                       /s/ MASLON EDELMAN BORMAN & BRAND, LLP